Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


28 October 2002
7:00am (UK time) 8:00am (Cont. Europe Time)

                        SHIRE ANNOUNCES VACCINES ALLIANCE

28 October 2002, Basingstoke, UK - Shire Pharmaceuticals Group plc (LSE: SHP L,
NASDAQ: SHPGY, TSE: SHQ) announces that it has entered into a commercial agreement with Berna Biotech AG of Switzerland.

Under the agreement, Shire will manufacture and supply its FLUVIRAL(R) influenza vaccine to Berna Biotech for sale in international territories excluding Europe and North America. In return, Berna Biotech will manufacture and supply its hepatitis B vaccines, Hepavax Gene* and Bio-Hep B* and make them available to Shire for exclusive sale in Europe.

Shire Biologics, part of the Shire Group, began its vaccine operations more than a decade ago when it purchased the vaccine operations of the Armand-Frappier
Institute, which had been producing and selling vaccines for many years. Shire
Biologics' current commercial products are FLUVIRAL, PACIS(R) for superficial bladder cancer and NEISVAC-C for meningitis C infection.

Commenting on the agreement, Richard de Souza, Director International, said: "We are delighted to be linking with Berna Biotech which has over 100 years experience in the development and marketing of vaccines and immunotherapeutics.
Through this alliance, Shire will become a more significant player in the vaccines market. The purpose of this deal is to broaden our platform before launching our new and exciting vaccine products now in development. These include SPD 703 for the prevention of pneumococcal meningitis and otitis media in young children and pneumonia and invasive diseases in adults and SPD 704 for the prevention of meningococcal meningitis and invasive diseases in children."

Dr Kuno Sommer, CEO at Berna Biotech added: "This alliance is an important step in strengthening our European market presence as well as strengthening our key product franchises."

                                    - ENDS -



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*  trade mark of Berna Biotech

NeisVac-C is a trademark of Baxter International Inc.

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For further information please contact:
Global  (outside US & Canada)                                    US & Canada

Clea Rosenfeld - Investor Relations       +44 1256 894 221      Gordon Ngan - Investor Relations     +1 450 978 7942
Jessica Mann - Media                      +44 1256 894 280      Michele Roy - Media                  +1 450 978 7876


Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the company's website: Error!
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Berna Biotech AG

Berna AG (Swiss Exchange) develops, produces and markets vaccines and immunotherapeutics for private and public markets world-wide. Headquartered in Berne, Switzerland, with principal sites in Europe and Korea, Berna is a fully-integrated company, employing over 950 people in R&D, regulatory affairs, production, and sales and marketing. Recently expanded through the acquisition of Rhein Biotech, Berna's range of novel and validated proprietary technology platforms supports a strong product portfolio. The company markets five core vaccines in the hepatitis B, influenza and travel franchises, and has a broad development pipeline, including six products in or entering phase III clinical development in 2002. Development is supported through alliances with academic and commercial partners.
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THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.